UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No. )

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Filed by a Party other than the Registrant ☐

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☐ Preliminary Proxy Statement

☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐ Definitive Proxy Statement

☒ Definitive Additional Materials

☐ Soliciting Material under §240.14a-12

THARIMMUNE, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐ Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

SUPPLEMENT TO PROXY STATEMENT FOR THE 2026 SPECIAL MEETING OF STOCKHOLDERS

To Our Stockholders:

This proxy statement supplement, dated January 27, 2026 (this “Supplement”), supplements the definitive proxy statement on Schedule 14A of Tharimmune, Inc. (the “Company”), dated January 16, 2026 (the “Proxy Statement”), for the Company’s 2026 Special Meeting of Stockholders to be held on January 30, 2026 (the “Special Meeting”). This Supplement has been prepared to clarify to the Company’s stockholders certain information regarding independence status of a proposed nominee to the Company’s Board of Directors (the “Board”).

THIS SUPPLEMENT SHOULD BE READ IN CONJUNCTION WITH THE PROXY STATEMENT.

Director Independence

As previously disclosed, the Board nominated Ms. Jill E. Sommers and Mr. William Wiley to serve as directors on the Board, effective upon stockholder approval. In connection with this special meeting, our Board of Directors has undertaken a review of the independence of the two director nominees and considered whether each director nominee has a material relationship with us that could compromise his or her ability to exercise independent judgment in carrying out his or her responsibilities. The Board has determined that each of the two director nominees, William Wiley and Jill E. Sommers, is independent in accordance with applicable rules of the Nasdaq Stock Market LLC.

Voting Matters

The Board updates described in this Supplement do not impact the proposals to be voted on at the Special Meeting, including Proposal 1, the Election of Directors. As disclosed in the Proxy Statement, each of Ms. Jill E. Sommers and Mr. William Wiley continues to be a nominee for election to the Board.

Except as specifically supplemented by the information contained herein, this Supplement does not modify any other information set forth in the Proxy Statement. The Proxy Statement, together with this Supplement, has been filed with the SEC and is also available at www.proxyvote.com.

Please note that any proxy card or voting instruction form that you may have received has not changed and may still be used to vote your shares in connection with the Special Meeting. If you have already submitted your vote, you do not need to take any further action. Information on how to vote your shares and how to change your vote or revoke your proxy is contained in the Proxy Statement. The Company urges stockholders to vote their shares prior to the Special Meeting by using one of the methods described in the Proxy Statement.

Sincerely

/s/ Mark Wendland
Mark Wendland
Chief Executive Officer